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                                                                    EXHIBIT 99.3


              OAKWOOD HOMES CORPORATION ANNOUNCES FILING OF AMENDED
                 PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

Greensboro, NC, September 9, 2003 - Oakwood Homes Corporation announced today that it has filed with the U.S. Bankruptcy Court (the "Court") in Delaware an amended Plan of Reorganization (the "Plan") and related Disclosure Statement. A hearing has been scheduled on September 26, 2003 at which the Company intends to ask the Court to approve the Disclosure Statement and to allow the Company to solicit its creditors and seek confirmation of the Plan.

Myles E. Standish, President and Chief Executive Officer, stated: "The Plan contemplates that we will emerge from bankruptcy by the end of November and that our unsecured creditors will convert their claims into all of the outstanding common stock of the Company. Existing shareholders would receive out-of-the-money stock warrants as originally contemplated when we entered bankruptcy in November 2002. In connection with the reorganization, the Company expects to obtain new financing to replace its debtor-in-possession and other existing credit facilities. It is anticipated that the Company's new revolving and letter of credit facility will be secured by substantially all of the Company's assets. In addition, the Plan assumes replacement of the Company's warehouse facility and servicing advance facility. The Company is working with various national lending institutions to convert term sheets for these facilities into committed facilities and expects to receive commitments prior to the September 26 hearing.

"The proposed Plan will leave Oakwood with virtually no long-term debt and will position it to capitalize on the eventual recovery of the manufactured housing industry. However, the proposed Plan is subject to further amendment, and there can be no assurances that the Plan, as proposed, will be confirmed or that the exit financing facilities will be finalized.

"The Company views the filing of the amended Plan and related Disclosure Statement as an important step toward the successful conclusion of its bankruptcy filing and very much appreciates the continued support of its creditors, lenders, customers, suppliers and employees during this process."

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale and financing of manufactured housing throughout the United States. The Company's products are sold through Company-owned stores and an extensive network of independent retailers.

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information available to, the Company's management. These statements include, among others, statements relating to the Company's expectation that the Court will approve the amended Plan

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and Disclosure Statement, as filed, on September 26, 2003, and that the Company will successfully solicit its creditors and confirm the Plan; the expectation that the Company will be able to emerge from bankruptcy by the end of November; the expectation that exit financing facilities will be provided by national lending institutions under the terms and conditions outlined in the amended Plan and Disclosure Statement as filed on September 8, 2003; and the Company's belief that the manufactured housing industry will eventually recover.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital to fund its operations; the Company may not be able to securitize or sell its loans or otherwise obtain capital to finance its retail sales and financing activities; the Company may recognize special charges or experience increased costs in connection with its securitization or other financing activities; the Company may recognize significant special expenses or charges or experience increased costs in connection with restructuring activities or the reorganization; the Company may not realize anticipated benefits associated with its restructuring activities (including the closing of underperforming sales centers); adverse changes in governmental regulations applicable to its business could negatively impact the Company; it could suffer losses resulting from litigation (including shareholder class actions or other class action suits); the Company could experience increased credit losses or higher delinquency rates on loans originated; negative changes in general economic conditions in markets could adversely impact the Company; the Company could experience lower recovery rates than anticipated on the sale of repossessions; the Company could lose the services of key management personnel; and any other factors that generally affect companies in bankruptcy proceedings or in these lines of business could also adversely impact the Company.

In addition, the views of the Company are subject to certain risks related to the Chapter 11 bankruptcy proceedings, including the Company may not be able to continue as a going concern; the Company's debtor-in-possession and other financing activities may not be finalized, may be terminated or otherwise may not be available for borrowing; the Company may not be able to securitize or sell the loans that it originates or otherwise finance its loan origination activities; the Company may not be able to obtain the Court's approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company may not be able to develop, prosecute, confirm or consummate one or more plans of reorganization with respect to the Chapter 11 cases; third parties may seek and obtain Court approval to terminate or shorten the exclusivity period that the Company has to propose and confirm one or more plans of reorganization; the Company may not be


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able to obtain and maintain normal terms with vendors and service providers; the
Company may not be able to maintain contracts that are critical to its operations and the Chapter 11 cases may have an adverse impact on the Company's liquidity or results of operation.

Should the Company's underlying assumptions prove incorrect or should one or more of the risks and uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.

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